Exhibit 8.2

[BRYAN CAVE LLP LETTERHEAD]

April 6, 2007

TALX Corporation
11432 Lackland Avenue
St. Louis, Missouri 63146

Re:
Agreement and Plan of Merger by and among TALX Corporation, Equifax Inc., and Chipper Corporation.

To the Board of Directors:

        We have acted as counsel to TALX Corporation, a Missouri corporation ("TALX"), in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of February 14, 2007 (the "Merger Agreement") by and among TALX, Equifax Inc., a Georgia corporation ("Equifax"), and Chipper Corporation, a Missouri corporation and wholly-owned, direct subsidiary of Equifax ("Merger Sub"). Unless otherwise indicated, each defined term has the meaning ascribed to it in the Merger Agreement. This opinion is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-141389) (the "Registration Statement") filed by Equifax with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

        In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) Merger Agreement, (ii) the Registration Statement, (iii) the representation letters to be obtained from officers of TALX and Equifax ("Tax Representation Letters"), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

        In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the information set forth in the Registration Statement and the statements concerning the Merger set forth in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iii) the representations to be made by the parties in their respective Tax Representation Letters will be true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

TALX Corporation
April 6, 2007

        In rendering our opinion, we have considered the applicable provisions of (a) the Internal Revenue Code of 1986 (the "Code") as in effect on the date hereof, and our interpretations of the Code, (b) the applicable Treasury Regulations as currently in effect (the "Regulations"), (c) current administrative interpretations by the Service of the Regulations and the Code as they apply to reorganizations, and (d) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

        Based solely upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein and the assumptions, qualifications and limitations set forth in the Registration Statement, we are of the opinion that the discussion set forth in the Registration Statement under the heading "THE MERGER—Material United States Federal Income Tax Consequences," to the extent that such discussion relates to matters of United States federal income tax law, is accurate in all material respects.

        We express our opinion herein only to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States. This opinion represents judgments concerning complex and uncertain issues, and is not binding upon the Internal Revenue Service ("Service") or any other taxing authority. No assurance can be given that our opinion will not be challenged by the Service or any other taxing authority, or that any such challenge will not be successful.

        The foregoing opinions reflect our best professional judgment as to the correct U.S. federal income tax consequences of the transaction to which this opinion relates. Our opinion is expressly conditioned on, among other things, the accuracy of all such facts, information, statements and representations as of the date hereof. Any material change in the law, authorities, or facts referred to, set forth, relied upon or assumed herein, or in the transaction documents could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (a) in applicable law or (b) that would cause any statement, representation or assumption herein to no longer be true or correct.

        This opinion has been prepared for TALX in connection with the Merger. The use of this opinion is limited to TALX and its stockholders. It may not be relied upon in any manner or for any purpose by any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Bryan Cave LLP

BRYAN CAVE LLP